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                                 EXHIBIT 10.2

                      STATE STREET BANK AND TRUST COMPANY

                   Deferred Compensation Plan for Directors

  The provisions of the Deferred Compensation Plan for Directors, originally established on June 19, 1975 by the Board of Directors of State Street Bank and Trust Company ("the Bank") and subsequently amended, are as follows:

(1) Compensation to be Deferred.

  A Director may elect to defer either 50% or 100%, but no other or different portion or percentage, of all fees or compensation in any other form which may become payable to him or her currently with respect to services as a Director during any calendar year.

(2) Time and Method of Election to Defer.

  Elections to defer must be made prior to the close of the calendar year preceding the year for which compensation shall be deferred. An election so made shall be irrevocable with respect to the calendar year next succeeding that during which it is made and shall remain in effect and be deemed a like election for compensation with respect to all years subsequent to such next succeeding calendar year unless revoked not later than the close of the calendar year preceding that with respect to which the revocation is to be effective. If no election is made, all current compensation will be paid on a regular basis during the year to which it applies. Election shall be accomplished by a written communication delivered to or otherwise reaching the Secretary or the Assistant Secretary of the Board of Directors.

(3) Time of Payment of Deferred Compensation.

  A Director may elect to have payment of deferred compensation (together with any notional earnings with respect thereto) made, or if an installment payment has been elected pursuant to paragraph 4 hereof to have the first installment payment made, in January of that year next succeeding the calendar year in which occurs any one of the following alternative events:

    (a) Termination of service as a Director; or

    (b) The Director's 65th birthday; or

    (c) The Director's 70th birthday; or

    (d) The Director's 72nd birthday.

(4) Method of Payment of Deferred Compensation.

  A Director may elect to have payment of deferred compensation made in accordance with any one of the following alternatives:

    (a) In a lump sum; or

    (b) In five annual installments; or

    (c) In ten annual installments.

  Deferrals and related notional earnings denominated in cash shall be paid in cash, and deferrals and notional reinvested dividends denominated in common stock of State Street Corporation (the "Corporation") shall be paid by delivery of shares of such common stock. Where payment is to be made in installments, the amount of each installment shall be determined by dividing the total amount standing to the Director's credit under the Plan immediately prior to the installment by the number of installments remaining to be paid.


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(5) Time for Election as to Time and Method of Payment.

  Provided he or she shall do so prior to the close of the calendar year preceding that calendar year with respect to which an election or amended election would be applicable, a Director may initially elect or amend his or her election as to time of payment among those alternatives set forth in paragraph (3) or as to method of payment among those alternatives set forth in paragraph (4), or as to both.

(6) Payment in Absence of Election or Upon Death.

  If for any reason no election has been made as to time or method of payment of compensation which a Director has elected to defer, such compensation will be paid in a lump sum in January of the year next succeeding that calendar year in which he or she shall have retired. Upon the death of a Director, whether or not an election has been made, a lump-sum payment equal to the balance remaining to be paid will be made to the Director's designated beneficiary(ies) (or if none, to the Directors's estate) within twelve (12) months following the date of death. Any beneficiary designation under the Plan shall be made in writing on a form and in a manner that is acceptable to the Board of Directors.

(7) Deferred Accounts, and Additions Thereto.

  The Bank will maintain in the case of each Director an account of the compensation deferred.

  Any cash portion of the deferred compensation will accrue interest, annually, at a rate equal to the effective yield to maturity on the 360-day Treasury bills with an issue date initially closest to the first payment date and with issue dates closest to the first payment date in each succeeding year. Any stock portion of the deferred compensation will accrue dividends or distributions as and when declared by the Corporation, and the stock portion of the deferred compensation shall be increased by dividing the total dividend or distribution credited to the account on the dividend or distribution date by the closing price of a share of common stock on the date the dividend or distribution was paid.

  The accounts maintained under the Plan shall be bookkeeping accounts only, and nothing herein shall be construed as requiring that the Bank's contractual obligations under the Plan be funded or secured in any way. Subject to paragraph (6), a Director's rights under the Plan shall be nontransferable.

(8) Disability.

  In the event of the disability of a Director, the Executive Committee of the Board of Directors of the Bank may in its sole discretion make any payments from the deferred compensation account of such Director to him or her for his or her account as deemed by such Committee to be in the Director's best interests, the fact of disability to be determined in the sole discretion of such Committee.

(9) Amendment.

  This Plan may be amended from time to time by vote of the Board of Directors of the Bank, but no such amendment may change an election which has become irrevocable as above provided, nor rights and obligations thereunder.

(10) Continuance.

  This Plan is to be binding upon State Street Bank and Trust Company and upon its successors and assigns. This Plan shall continue in effect from year to year unless and until revoked by the Board of Directors. Any such revocation shall operate only prospectively and not affect rights or obligations under elections previously made. In the event of the merger of the Bank with another, the Board of Directors of such merged or resulting bank shall be deemed to have the powers herein stated.

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